EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3, No. 333-158278) and related Prospectus of Kona Grill, Inc. for the registration of rights to purchase shares of its common stock and the issuance of such shares upon exercise of the rights and to the incorporation by reference therein of our report dated March 6, 2009, with respect to the consolidated financial statements of Kona Grill, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
April 9, 2009